                                                                      Exhibit 99

(CNA SURETY LOGO)
FOR IMMEDIATE RELEASE

CONTACT: John F. Corcoran, 312-822-1371
         Doreen Lubeck, 773-583-4331

          CNA SURETY ANNOUNCES FOURTH QUARTER AND 2006 YEAR-END RESULTS

CHICAGO, FEBRUARY 13, 2007 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the fourth quarter of 2006 of $21.7 million, or $0.49 per diluted share, compared to $16.5 million, or $0.38 per diluted share, for the same period in 2005. The increase in net income reflects higher earned premium, higher investment income, and the impacts of lower loss and expense ratios.

"With our strong fourth quarter results, we complete a record year for CNA Surety", said John F. Welch, President and Chief Executive Officer. "Over the last several years, we have worked hard to grow and improve our business. Those efforts weren't always evident in our financial results as we had to put some tough issues behind us. Now we can clearly see the results of our efforts and demonstrate the true earnings power of CNA Surety."

For the quarter ended December 31, 2006, gross written premiums increased 9.8 percent to $103.4 million as compared to the quarter ended December 31, 2005. Gross written premiums for contract surety increased 18.4 percent to $64.5 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety gross written premiums increased 1.5 percent to $32.1 million due to growth in large commercial products. Small commercial gross written premiums decreased slightly as a decline in production of notary bonds resulting from a loss of a large notary program offset growth in other commercial products. Fidelity and other gross written premiums decreased by 16.1 percent, due to a decline in production of notary errors and omissions policies related to the notary program noted above. Net written premiums increased 12.0 percent to $93.5 million from the fourth quarter of 2005.

For the quarters ended December 31, 2006 and 2005, the loss ratio was 25.7 percent. For the quarter ended December 31, 2006, the expense and combined ratios improved to 54.6 percent and 80.3 percent, respectively, compared to 56.8 percent and 82.5 percent, respectively, for the same period in 2005. The expense ratio improved as a result of strong premium growth achieved with a minimal increase in underwriting expenses.

Net investment income for the quarter ended December 31, 2006 was $10.3 million compared to $9.0 million during the fourth quarter of 2005 due to the increase in invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.4% for the three months ended December 31, 2006 and 2005, respectively.

FULL YEAR RESULTS

Net income for 2006 was $82.8 million, or $1.89 per diluted share, compared to $38.4 million, or $0.89 per diluted share, for 2005. The increase in net income primarily reflects the absence of a $60.0 million pre-tax ($39.0 million after-tax) charge in 2005 to establish a reserve for contract surety losses related to the large national contractor described in the

Company's previous public filings. Other positive impacts included higher earned premium, higher investment income, and a lower expense ratio. These impacts were partially offset by lower favorable reserve development in 2006.

For 2006, gross written premiums increased 8.1 percent to $451.4 million as compared to 2005. Gross written premiums for contract surety increased 14.7 percent to $285.2 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety and related fidelity and other gross written premiums decreased 1.6 percent to $166.2 million as a decline in production of notary bonds and notary errors and omissions policies resulting from the loss of a large notary program discussed above offset growth in other commercial and related products. Ceded written premiums decreased $9.9 million to $41.7 million for 2006 compared to 2005. This decrease reflects the Company's decision not to renew a high-level excess of loss reinsurance treaty and cost savings on the core reinsurance program. Net written premiums increased
11.9 percent to $409.6 million.

For 2006, the loss, expense, and combined ratios improved to 24.3 percent, 55.0 percent, and 79.3 percent, respectively, compared to 36.7 percent, 58.1 percent, and 94.8 percent, respectively, for 2005. The improvement in the loss ratio primarily reflects the absence of the reserve charge related to the large national contractor that was partially offset by lower favorable reserve development in 2006. The improvement in the expense ratio reflects the strong premium growth achieved with a minimal increase in underwriting expenses.

For 2006, net investment income increased 16.5 percent to $39.3 million compared to $33.7 million for 2005. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.5% and 4.4% for 2006 and 2005, respectively. Net realized investment losses were $1.3 million for 2006 compared to net realized investment gains of $2.0 million in 2005. The net realized losses in the current year were due to the recognition of impairment losses and additional losses on the subsequent sale of certain fixed income securities. The decrease compared to 2005 results from these losses and the absence of the realized investment gain from the Company's sale of its interest in De Montfort Group, Ltd. in 2005.

As of December 31, 2006, stockholders' equity increased by 18.7 percent from December 31, 2005, to $565.9 million driven by net income and an increase in additional paid-in-capital of $9.0 million primarily due to proceeds from employee stock option exercises. Combined statutory surplus totaled $349.0 million at December 31, 2006, resulting in a net written premium to statutory surplus ratio of 1.2 to 1.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on February 13, 2007. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-289-0552. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=37706 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 p.m. Central time on February 13th until 12:00 p.m. on February 27, 2007 by dialing 888-203-1112, pass code 7401234 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #


- Chart Follows--


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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                                 THREE MONTHS ENDED       YEARS ENDED
                                                                    DECEMBER 31,          DECEMBER 31,
                                                                -------------------   -------------------
                                                                  2006       2005       2006       2005
                                                                --------   --------   --------   --------
OPERATING RESULTS:
Gross written premiums                                          $103,409   $ 94,211   $451,356   $417,530
                                                                ========   ========   ========   ========
Net written premiums                                            $ 93,459   $ 83,416   $409,629   $365,948
                                                                ========   ========   ========   ========
Revenues:
   Net earned premiums                                          $101,915   $ 91,480   $393,642   $348,361
   Net investment income                                          10,303      9,041     39,324     33,747
   Net realized investment gains (losses)                           (379)      (150)    (1,273)     1,974
                                                                --------   --------   --------   --------
      Total revenues                                            $111,839   $100,371   $431,693   $384,082
                                                                --------   --------   --------   --------
Expenses:
   Net losses and loss adjustment expenses(1)                   $ 26,156   $ 23,511   $ 95,830   $127,841
   Net commissions, brokerage and other underwriting expenses     55,606     51,928    216,560    202,521
   Interest expense                                                  738        993      3,669      3,545
                                                                --------   --------   --------   --------
      Total expenses                                            $ 82,500   $ 76,432   $316,059   $333,907
                                                                --------   --------   --------   --------
Income before income taxes                                        29,339     23,939    115,634     50,175
Income tax expense                                                 7,631      7,431     32,816     11,744
                                                                --------   --------   --------   --------
NET INCOME                                                      $ 21,708   $ 16,508   $ 82,818   $ 38,431
                                                                ========   ========   ========   ========
Basic earnings per common share                                 $   0.50   $   0.38   $   1.90   $   0.89
                                                                ========   ========   ========   ========
Diluted earnings per common share                               $   0.49   $   0.38   $   1.89   $   0.89
                                                                ========   ========   ========   ========
Basic weighted average shares outstanding                         43,624     43,207     43,654     43,205
                                                                ========   ========   ========   ========
Diluted weighted average shares outstanding                       43,935     43,366     43,922     43,357
                                                                ========   ========   ========   ========

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                             THREE MONTHS ENDED       YEARS ENDED
                                                                DECEMBER 31,          DECEMBER 31,
                                                             ------------------   -------------------
                                                               2006       2005      2006       2005
                                                             --------   -------   --------   --------
UNDERWRITING RESULTS:
Gross written premiums:
   Contract                                                  $ 64,511   $54,483   $285,157   $248,662
   Commercial                                                  32,137    31,671    134,871    133,740
   Fidelity and other                                           6,761     8,057     31,328     35,128
                                                             --------   -------   --------   --------
                                                             $103,409   $94,211   $451,356   $417,530
                                                             ========   =======   ========   ========
Net written premiums:
   Contract                                                  $ 55,688   $44,951   $247,987   $202,798
   Commercial                                                  31,010    30,408    130,314    128,022
   Fidelity and other                                           6,761     8,057     31,328     35,128
                                                             --------   -------   --------   --------
                                                             $ 93,459   $83,416   $409,629   $365,948
                                                             ========   =======   ========   ========
Net earned premiums                                          $101,915   $91,480   $393,642   $348,361
Net losses and loss adjustment expenses(1)                     26,156    23,511     95,830    127,841
Net commissions, brokerage and other underwriting expenses     55,606    51,928    216,560    202,521
                                                             --------   -------   --------   --------
Underwriting income                                            20,153    16,041     81,252     17,999
Net investment income                                          10,303     9,041     39,324     33,747
Net realized investment gains (losses)                           (379)     (150)    (1,273)     1,974
Interest expense                                                  738       993      3,669      3,545
                                                             --------   -------   --------   --------
Income before income taxes                                     29,339    23,939    115,634     50,175
Income tax expense                                              7,631     7,431     32,816     11,744
                                                             --------   -------   --------   --------
NET INCOME                                                   $ 21,708   $16,508   $ 82,818   $ 38,431
                                                             ========   =======   ========   ========
Loss ratio(1)                                                    25.7%     25.7%      24.3%      36.7%
Expense ratio                                                    54.6%     56.8%      55.0%      58.1%
                                                             --------   -------   --------   --------
Combined ratio(1)                                                80.3%     82.5%      79.3%      94.8%
                                                             ========   =======   ========   ========

See notes to Press Release Investor Data on page 6.

Press Release Investor Data
(Amounts in thousands, except per share data)

                                        THREE
                                    MONTHS ENDED         YEARS ENDED
                                    DECEMBER 31,        DECEMBER 31,
                                  ----------------   ------------------
                                    2006      2005     2006       2005
                                  -------   ------   --------   -------
CASH FLOW DATA:
Net cash provided by operations   $43,723   $2,003   $124,248   $70,186

                                   DECEMBER 31,   December 31,
                                       2006           2005
                                   ------------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Invested assets and cash            $  897,285     $  797,914
Intangible assets, net                 138,785        138,785
Total assets                         1,368,333      1,262,614

Insurance reserves                     688,027        665,496
Debt                                    30,690         50,589
Total stockholders' equity             565,902        476,575

Book value per share                $    12.90     $    11.00

Outstanding shares                      43,872         43,334

----------
Notes to Press Release Investor Data

(1) Includes the effect of recording revisions of prior year reserves, known as reserve development. There was no revision of prior year reserves for the three months ended December 31, 2006. The dollar amount and the percentage point effect on the loss ratio for the three months ended December 31, 2005 was a reduction of $20.0 million, or 21.9 percentage points, and a reduction of $5.3 million, or 1.4 percentage points and $23.3 million, or
     6.7 percentage points for the years ended December 31, 2006 and 2005, respectively.